December 11, 2002

Mr. Robert P. Stiller
Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, VT 05676

Re: Resignation and Agreement

Dear Bob:

I hereby resign, effective as of December 13, 2002, as an officer of Green Mountain Coffee, Inc. and Green Mountain Coffee Roasters, Inc. (the "Company"). Furthermore, I hereby resign, effective as of January 17, 2003, as an employee of the Company.

You have indicated to me that upon my execution and delivery on January 17, 2003 of the Release and Severance Agreement (the "Agreement"), in the form attached hereto as Exhibit A, you will execute and deliver the Agreement on behalf of the Company.

For the period commencing on January 20, 2003 and ending on December 31, 2003, the Company hereby retains me as a consultant on tasks to be mutually agreed in good faith for a minimum of thirty (30) days at the rate of $3,500 per day plus reasonable out-of-pocket expenses. The Company shall pay consulting fees to me in the amount of $26,250 per quarter on each of January 20, 2003, April 1, 2003, July, 1, 2003 and October 1, 2003. If the Company utilizes my service for more than 7.5 days, plus up to 3 unused days carried over from prior periods, in any of the periods beginning on such dates and ending on the next payment date or December 31, 2003, as applicable, the Company shall pay the consulting fees for such days promptly after the end of such period. The Company shall allow me to keep the laptop computer that I am using and, during the term of our consulting arrangement, shall provide me with a Company phone extension, voice mail and email.

The Company agrees to continue to discuss in good faith a proposed K-cup distribution venture; provided, however, neither party shall be obligated to enter into a definitive agreement. The attached documents summarize a general framework we have discussed relative to this venture.

The Company will provide me with a copy of any proposed public announcement of my resignation prior to its release and will provide me a reasonable opportunity to comment on such announcement.

Please confirm that my understanding is correct by signing and returning to me the enclosed copy of this letter.

Very truly yours,

s/ Kevin G. McBride

Kevin G. McBride

ACKNOWLEDGED AND AGREED
GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:_s/ Robert P. Stiller_________________

Robert P. Stiller, President and CEO

Exhibit A

Revisions

RELEASE AND SEVERANCE AGREEMENT

1. Parties. The parties to this Release and Severance Agreement ("Agreement") are as follows:

    Kevin G. McBride, an individual residing in Boca Raton, Florida (the "Executive"), and
    Green Mountain Coffee Roasters, Inc., a Vermont corporation, including its affiliates, parent, subsidiaries, officers, directors, employees and agents, past and present, acting in any capacity whatsoever (collectively, the "Company").

2. Executive's Employment and Representation.

  (a) Executive was employed by the Company as Vice-President of Sales and Marketing , beginning in 1999 and ending with Executive's resignation effective as of December 13, 2002. Executive was employed by the Company as an employee beginning on December 14, 2002 and ending with Executive's resignation effective as of January 17, 2003. At the time of Executive's resignation on January 17, 2003, Executive's base salary was $175,000 per annum.

  (b) Executive represents and warrants that, as of the date of Executive's execution of this Agreement, Executive has not filed any complaints, charges, or claims for relief against the Company with any local, state, or federal court or administrative agency, any funding or grant-making authority, any other local, state or federal governmental agency or authority, or with any other person or entity.

  3. Settlement. For good consideration, the value and sufficiency of which is acknowledged, subject to and in consideration of each and all of the provisions of this Agreement, the parties agree fully and finally to settle any and all claims of Executive related to or arising out of Executive's employment and termination of employment from the Company. The parties understand and agree that this Agreement is a settlement agreement and release of claims and does not constitute an admission of liability or wrongdoing on the part of the Company.

    Severance Benefits.

  (a) The Company will pay Executive a severance benefit of $43,750 (three months' base salary) payable in installments as nearly equal as possible on the Company's customary payroll dates, subject to appropriate deductions for withholding and benefits as required by law (the "Severance Benefit").

  (b) The first payment of Severance Benefit will be made on the first regular payroll date after the seventh day following execution of this Agreement, provided Executive has not revoked this Agreement.

  (c) For a period of one (1) year after the date of this Agreement, the Company shall continue to cover Executive under its health, hospital dental or other medical plan to the same extent and in the same manner, and subject to the same requirements as to contributions by Executive, as applicable generally to executive officers of the Company.

  5. General and Special Release.

  (a) In consideration of the promises of this Agreement, Executive (including anyone claiming by or through Executive) shall and hereby does forever relieve, release and discharge the Company, its successors, heirs, assigns, attorneys, agents, executors, administrators, accountants, insurers, and each of them in any and all capacities, past or present, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed including, but not limited to, any claims based on, arising out of, related to or connected with Executive' employment with the Company and/or the termination of Executive's employment with the Company. Said claims include, but are not limited to: (1) employment discrimination, including without limitation claims available under those federal, state and local laws and regulations prohibiting employment discrimination based on age, sex, national origin, race, color, religion, handicap, veteran status, family or family medical leave claims, including without limitation claims of sex discrimination and/or sexual harassment and retaliation under Title VII (42 U.S.C., 2000 et. seq.) and under 42 U.S.C. Section 1981 and Section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C, Sections 621-634) as amended, and claims under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et. seq.; and (2) disputed wages; and (3) wrongful discharge and/or breach of any alleged employment contract, handbook, policy, guideline or other contract ; and (4) based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress (collectively the "claims"), from the beginning of the world to the date of Executive's execution of this Agreement.

  (b) Executive agrees not to bring any legal action against the Company for any claims waived and released under this Agreement. In the event of a breach of this covenant not to sue, Executive agrees to return immediately to the Company all sums received pursuant to the terms of this Agreement and to forfeit any Severance Benefit payments and rights pursuant to Section 4 (c) above remaining outstanding under this Agreement

  6. Non-Disparagement. Executive agrees that, as of the date of execution of this Agreement, Executive will not disparage the Company or any officer or director of the Company or any other agents or employees of the Company. The Company agrees that, as of the date of execution of this Agreement, the Company shall not, and will cause its executive officers and directors not to, disparage Executive. Nothing contained in this Section shall prohibit Executive and the Company's executive officers and directors from discussing the Company's business and other subjects of mutual concern with each other.

  7. Non-Solicit. For a period of three (3) months following execution of this Agreement, Executive will not, whether for Executive's own account or on behalf of any other third party, intentionally (a) solicit, endeavor to entice or induce any employee of the Company to terminate his employment with the Company or accept employment with anyone else or (b) solicit, endeavor to entice or induce any vendor, supplier or customer of the Company to reduce or terminate its business with the Company or interfere in a similar manner with the business of the Company.

  8. Competition Prohibited. For a period of three months following execution of this Agreement, Executive will not, without the prior written consent of the Company's Board of Directors in each instance (which approval may be withheld in the sole discretion of the Company's Board of Directors), own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any third party that competes with the Company in researching, developing, manufacturing, marketing or selling coffee or coffee-brewing equipment or any other product in development or sold by the Company in the year prior to termination of Executive's employment. Notwithstanding the foregoing, Executive may enter into discussions with Keurig, Inc. regarding a K-Cup distribution venture with the Company. Those discussions with Keurig, Inc. shall not constitute a violation of this Agreement.. Nothing in this Agreement shall prohibit Executive from acquiring or holding any issue of stock or securities of any third party that has any securities registered under Section 12 of the Exchange Act, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Executive is not deemed to be an "affiliate" of such entity as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended, and (ii) Executive and members of his immediate family do not own or hold more than five (5)% of any voting securities of any such entity.

    Confidentiality.

  (a) Terms and Conditions of this Agreement. Executive and the Company agree to keep strictly confidential and not to disclose, or cause others to disclose, the terms and conditions of this Agreement and the fact of this Agreement, except that Executive may disclose such information to Executive's immediate family, counsel and accountants, and as per the requirements of any government taxing authority, securities regulatory agency or court order. In the event of any action seeking disclosure, Executive agrees to notify the Company (through its attorneys of record Merritt & Merritt via certified mail) of any such request and to provide to Merritt & Merritt a copy of such request within three days of service or receipt. Executive will cooperate, at no compensation but no expense to Executive, in any action taken by the Company to prevent such disclosure. Both parties may disclose to prospective employers who request information concerning Executive's employment with the Company: a) the dates of Executive's employment; b) Executive's salary and benefits; c) Executive's job title and a functional description of Executive's duties. In addition, the Company may disclose to future employers of Executive that Executive is bound by the confidentiality, non-compete and non-solicit obligations of this Agreement.

  (b) Confidential Information. Executive acknowledges that by reason of employment with the Company, Executive acquired Confidential Information concerning the business and operations of the Company, unauthorized use or disclosure of which would cause the Company irreparable harm. Executive agrees that Executive will not directly or indirectly at any time disclose any such Confidential Information nor use Confidential Information for any reason other than for the benefit of the Company. For purposes of this Agreement, "Confidential Information" includes any non-public information concerning the Company's business and operations, including proposed products and facilities, system methods and designs, production design and implementation, computer codes and procedures, research and development, trade secrets and other intellectual property, systems, patent applications, procedures, manuals, confidential reports, personnel records, product price lists, customer lists, vendor or supplier lists, financial information, and business plans, prospects or opportunities. Confidential Information does not include any information that: (a) was in the public domain at the time of disclosure or later entered the public domain through no act or omission of Executive, (b) was lawfully disclosed to Executive by a third party having the right to disclose it, (c) can be documented as already known by Executive at the time of disclosure, or (d) is required to be disclosed for compliance with applicable law, government regulation or court process, provided that Executive gives Merritt & Merritt advance notice prior to disclosure and cooperates, without additional compensation but at no expense to Executive, with the Company in any action seeking protection of the information. Information will not be deemed to be in the public domain merely because it includes information that falls within an area of general knowledge available to the public or Executive or can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or Executive, if none of those sources actually teaches or suggests the entire combination, together with its meaning and importance.

  10. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors, assigns, heirs, beneficiaries, executors and representatives of the parties.

  11. Integration. This Agreement together with a letter agreement of even date to which this Agreement is an Exhibit constitute a single, integrated written contract expressing the entire agreement of the parties with regard to its subject matter. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact have been made by any party except as specifically set forth in this Agreement and such letter agreement. All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded, by this Agreement and such letter agreement.

  12. Severability. In the event that a provision of this Agreement should be held to be void, voidable, unlawful or, for any reason unenforceable, the remaining provisions will remain in full force and effect.

  13. Non-Assignment of Claims. The parties represent that each has full power to enter into this Agreement and that each has not assigned, encumbered or in any manner transferred all or any portion of the claims covered by this Agreement.

  14. Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party unless made in writing and signed by both parties.

  15. Attorneys' Fees. In the event that the Company is compelled to enforce this Agreement or defend any claim brought by Executive, the Company will be entitled to recover all attorneys' fees and costs of suit incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

  16. Independent Counsel. Executive represents that Executive fully understands his right to review all aspects of this Agreement with an attorney of Executive's choice, that Executive has consulted with an attorney and has reviewed the terms and conditions of this Release and Severance Agreement with Executive's attorney, that Executive has carefully read and fully understands all the provisions of this Release and Severance Agreement and that Executive is freely, knowingly and voluntarily entering into this Release and Severance Agreement.

  17. Choice of Law and Jurisdiction; Specific Performance. This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Vermont, the federal and state courts of which will have exclusive jurisdiction for the resolution of any claim or controversy arising out of or in connection with this Agreement. The parties expressly consent to personal jurisdiction of the federal and state courts of Vermont for such purpose. The parties waive right to trial by jury. The parties agree that Executive's obligations pursuant to Sections 5,6, 7, 8 and 9 are special and unique. In addition to all other remedies, the Company will be entitled to preliminary and permanent injunctive relief to prevent a breach or threatened breach of any such obligations by Executive without further proof of irreparable harm or posting a bond.

  18. Age Discrimination in Employment Act Waiver. Executive is advised that Executive has twenty-one (21) days to consider this Agreement and that Executive should consult with an attorney prior to execution. For a period of seven (7) days after executing this Agreement, Executive may revoke it by delivering written notice of revocation via certified mail to counsel for the Company, H. Kenneth Merritt, Jr., Esq., Merritt & Merritt, 30 Main Street, Suite 330, P.O. Box 5839, Burlington, Vermont 05402-5839. The release by Executive will not become effective or enforceable until said seven (7) day period has expired. The revocation of this Agreement by Executive pursuant to this paragraph shall render this Agreement null and void, and neither party shall have any obligation hereunder.

  EXECUTIVE: PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT.

  IN WITNESS WHEREOF, the parties have approved and executed this Agreement on the dates specified below.

  Dated: January 17, 2003                                                             KEVIN G. MCBRIDE

                                                                                                     __________________________________
                                                                                                     Kevin G. McBride

  Dated: January 17, 2003                                                         GREEN MOUNTAIN COFFEE ROASTERS, INC.

                                                                                                  By: __________________________________
                                                                                                        Robert P. Stiller, President and CEO